Exhibit 10.1

TRANSITION, SEPARATION AND GENERAL RELEASE AGREEMENT

This Transition, Separation and General Release Agreement (“Transition Agreement”) is entered into by and between Kristin Savilia (“Ms. Savilia”) and XO Group Inc. (“Company”) as of the 14th day of September, 2016 (“Agreement Date”), and hereby supersedes and replaces in its entirety that certain term sheet dated September 8, 2016 between Ms. Savilia and the Company in the form attached hereto as Exhibit A (the “Term Sheet”). The parties agree as follows, in exchange for the mutual consideration described herein, the sufficiency of which is mutually acknowledged:

1.        The Company will provide Ms. Savilia with the payments and benefits specified in Section 3 below in consideration for the promises, commitments, and representations she makes in this Transition Agreement and the performance of its terms and conditions, so long as she executes this Transition Agreement, does not revoke it, and fulfills the promises and commitments to which she has agreed herein (provision of certain payments and benefits are also contingent on her signing and not revoking the Renewal Release (as defined below)).

2.       Ms. Savilia and the Company have agreed that her employment with the Company and its affiliates shall terminate effective December 31, 2016 (or, if earlier, Ms. Savilia’s employment termination date) (such actual date of termination, the “Separation Date”). The period beginning on the Agreement Date and ending on the Separation Date shall be referred to herein as the “Transitional Employment Period.” Effective as of September 7, 2016, Ms. Savilia resigned from all offices and positions held with the Company and all of its affiliates, except for her continued employment as provided in Section 2(a) below. Ms. Savilia acknowledges and agrees that, since September 7, 2016, she has not been, and after September 7, 2016, she will not be, authorized to conduct business on behalf of the Company or any of its affiliates, including, but not limited to, entering into contracts on behalf of such Company or affiliate, or to otherwise incur any liability or obligation in the name or on behalf of such Company or affiliate. Ms. Savilia agrees that, as requested by the Company from time to time, she will execute such other documents as may be necessary to evidence her removal from such positions.

During the Transitional Employment Period:

(a)	Ms. Savilia will serve, on a regular full-time basis, as a non-officer employee of the Company and have the title of Senior Advisor, Local Marketplace, and will perform such duties and services as are requested by the Company (which duties and services will generally include, but not be limited to, the diligent and cooperative transition of her duties and responsibilities from her prior role as the Company’s President, Local Marketplace);

(b)	Ms. Savilia shall use her best efforts, business judgment, skills, and knowledge to the advancement of the business and interests of the Company and its affiliates and she will serve the Company loyally and faithfully and in accordance with all Company policies as may be in effect;

(c)	Ms. Savilia will receive continuation of her current base salary payments in accordance with the Company’s standard payroll policies and will continue to participate on an active employee basis in all Company sponsored welfare and benefit plans;

(d)	Ms. Savilia will be entitled to use personal time and vacation benefits at the same level and in the same manner that she used such time and benefits immediately prior to the Agreement Date provided that she continues to comply with her performance obligations hereunder; and

(e)	Ms. Savilia will continue to vest in all stock option and restricted stock awards issued to her by the Company, and outstanding as of the Agreement Date, in accordance with the terms and conditions of the Company’s 2009 Stock Incentive Plan (the “Plan”), notices of grant and option or restricted stock award agreements.

3.       Separation Payments and Benefits. In connection with Ms. Savilia’s separation of employment with the Company, she will receive any accrued, but unpaid, base salary through the Separation Date and reimbursement for any properly submitted, but unreimbursed, business expenses incurred on or prior to the Separation Date and in accordance with Company policy. Ms. Savilia will be entitled to receive vested benefits provided under any employee benefit plans sponsored by or through the Company in which she participates (excluding any benefit plans providing severance or similar benefits), in each case, in accordance with the terms of such plan and applicable law. All equity awards granted to Ms. Savilia by the Company under the Plan that are vested and outstanding as of the Separation Date shall be treated in accordance with the terms and conditions of the Plan and the applicable award agreement or other document pursuant to which such awards were granted. All unvested equity awards granted to Ms. Savilia by the Company under the Plan that are outstanding as of the Separation Date shall be immediately forfeited, terminated and cancelled for no consideration, and shall cease to be outstanding, except as otherwise specifically provided in clauses (b) and (c) below. As consideration for Ms. Savilia entering into this Transition Agreement, the Company shall provide Ms. Savilia with the following severance consideration:

(a)	Subject to the terms and conditions of this Transition Agreement, Ms. Savilia shall be entitled to receive a cash bonus under the Company’s 2016 Executive Bonus Plan in respect of the 2016 performance year, the amount of which will be determined by the Company based on performance in a manner consistent with the Company’s past practices for awarding bonuses, except that such 2016 cash bonus award will be paid to Ms. Savilia, less applicable withholdings and deductions, on or by the next payroll date following the first business day the Renewal Release has become effective and is no longer subject to revocation under applicable law (but in no event earlier than January 1, 2017 or later than March 15, 2017, and assuming Ms. Savilia’s execution of the Renewal Release occurs on December 31, 2016 and assuming such release becomes effective without revocation under applicable law on the 8th day following such execution, then in no event later than January 15, 2017);

(b)	Subject to the terms and conditions of this Transition Agreement, upon termination of Ms. Savilia’s employment with the Company, the Company will take action to waive the forfeiture of 24,830 shares of restricted stock granted to her under the Plan and outstanding immediately prior to the Separation Date, and cause the lapse of restrictions on such shares (which amount represents that portion of the aggregate outstanding restricted stock awards held by Ms. Savilia as of the Agreement Date that would have vested had her employment with the Company continued through March 11, 2017). Such lapse of restrictions will occur on the first business day after the date on which the Renewal Release has become effective and is no longer subject to revocation under applicable law, and will be subject to compliance with the Company’s insider trading policy and applicable securities laws and stock exchange rules and regulations;

(c)	Subject to the terms and conditions of this Transition Agreement, upon termination of Ms. Savilia’s employment with the Company, the Company will take action to waive the forfeiture of 10,964 unvested stock options granted to her under the Plan and outstanding immediately prior to the Separation Date, and cause the acceleration of vesting of such options (which amount represents that portion of the aggregate outstanding stock option awards held by Ms. Savilia as of the Agreement Date that would have vested had her employment with the Company continued through March 11, 2017). Such acceleration of vesting will occur on the first business day after the date on which the Renewal Release has become effective and is no longer subject to revocation under applicable law;

2

(d)	Subject to the terms and conditions of this Transition Agreement, if, within the 30-day period following September 8, 2016, the Company terminates Ms. Savilia’s employment without Cause (as defined in the 2011 letter agreement (as defined below), and excluding any termination due to death or disability), then, Ms. Savilia shall be entitled to receive (A) a lump sum payment equal to one year of her annualized base salary, and (B) reimbursement (which shall be taxable to Ms. Savilia) of the cost of continuation coverage pursuant to COBRA for twelve (12) months following such termination, to the extent Ms. Savilia timely elects such continuation coverage and is eligible, subject to the terms of the applicable Company plan(s) and applicable law (for the avoidance of doubt, the “cost of continuation coverage” shall mean any additional amount paid by Ms. Savilia to the COBRA provider by such election compared to the amount of premiums paid by her before the Separation Date (or as would have been payable by her in the 2017 plan year, had she remained employed, as a result of premium increases applicable to Company employees generally)); and

(e)	Subject to the terms and conditions of this Transition Agreement, if, (1) during the Transitional Employment Period, Ms. Savilia dies or becomes disabled (within the meaning of Section 409A (as defined below)), or (2) following the 30-day period after September 8, 2016 and prior to December 31, 2016, the Company terminates Ms. Savilia’s employment without Cause (excluding any termination due to death or disability), then, in case of either clause (1) or (2), Ms. Savilia (or her estate, in the case of death) shall be entitled to receive (A) a lump sum payment equal to the amount of salary she would have received as if her employment with the Company had continued from the date of such death, disability or termination (as the case may be) through to and including December 31, 2016 (the “severance period”), and (B) reimbursement (which shall be taxable to Ms. Savilia) of the cost of continuation coverage pursuant to COBRA for the severance period, to the extent Ms. Savilia (or any applicable eligible dependent, in the case of death) timely elects such continuation coverage and is eligible, subject to the terms of the applicable Company plan(s) and applicable law. For the avoidance of doubt, the “cost of continuation coverage” shall mean any additional amount paid by Ms. Savilia to the COBRA provider by such election compared to the amount of premiums paid by her before the Separation Date.

Notwithstanding anything herein to the contrary, in no event shall Ms. Savilia be entitled to any payments or benefits under clause (a), (b) or (c) of this Section 3 unless (1) her employment is terminated effective December 31, 2016 (or, if earlier, due to death or disability or if her employment is terminated by the Company without Cause notwithstanding Ms. Savilia’s continued compliance with her obligations hereunder to the satisfaction of the Company immediately prior to such death, disability or termination, in which case Ms. Savilia (or her estate in the case of death) will still be eligible to receive such payments under clauses (a), (b) and (c), subject to clauses (2) and (3) of this paragraph), (2) Ms. Savilia is in compliance with all of her obligations under this Transition Agreement and the Employee Agreement (as defined below), and she has not exercised her right to revoke as provided under Section 9(e) hereof, and (3) not later than 60 days following such termination, the Renewal Release has become effective and is no longer subject to revocation under applicable law.

Notwithstanding anything herein to the contrary, in no event shall Ms. Savilia (or her estate in the case of death) be entitled to any payments or benefits under clause (d) or (e) of this Section 3 unless (1) Ms. Savilia is in compliance with all of her obligations under this Transition Agreement and the Employee Agreement, and has not exercised her right to revoke as provided under Section 9(e) hereof, and (2) not later than 60 days following her employment termination (or death, if applicable), the Renewal Release has become effective and is no longer subject to revocation under applicable law. Subject to the foregoing and Section 12 hereof, payments and benefits under clause (d) or (e) of this Section 3 will be paid (or commence to be paid in the case of the COBRA reimbursement payments) to Ms. Savilia (or her estate, in the case of death) on the first business day following the sixtieth (60th) day following her termination of employment (or death, if applicable), and such first payment shall include payment of any amounts that would otherwise be due prior thereto (except that, in no event will any payment that becomes due (if ever) under clause (d)(A) of this Section 3 be made earlier than January 1, 2017).

3

4.       Other than as expressly set forth in this Transition Agreement, Ms. Savilia will not be eligible for any compensation or benefits from the Company or any of its affiliates.

5.       Ms. Savilia makes the following promises, commitments, and representations to the Company in consideration for the execution by the Company of this Transition Agreement and the performance of its terms and conditions:

(a)	Ms. Savilia, for herself and for her heirs, executors, administrators, trustees, legal representatives and assigns, forever releases and discharges the Company and its affiliates, partnerships, joint ventures, and related business entities, and with respect to each of them, their predecessors, successors and assigns, employee benefit plans or funds, and with respect to each such entity, all of its or their past, present and/or future directors, officers, attorneys, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Ms. Savilia ever had, now has, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the date hereof, including but not limited to claims for, under or based on:

(i)	any claims for wrongful termination, retaliation, detrimental reliance, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

(ii)	any claims for the breach of any written, implied or oral contract between Ms. Savilia and the Company, including, but not limited to, any contract of employment or investment;

(iii)	any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, marital status, or physical or mental disability or medical condition;

(iv)	any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits (it being understood that the Company shall not contest your application for unemployment insurance or workers’ compensation benefits to the extent permitted under applicable law), or for the severance consideration being provided to Ms. Savilia pursuant to clauses (a), (b), (c), (d) and/or (e) of Section 3 above;

(v)	all claims that Ms. Savilia has or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, the Equal Pay Act, the Sarbanes Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, the Uniformed Services Employment and Reemployment Rights Act, Executive Order 11246, the New York Labor Law, the New York Occupational Safety and Health Laws, the New York Equal Pay Law, the New York State Human Rights Law, the New York Civil Rights Act, the New York Worker Adjustment and Retraining Notification Act, the New York Worker’s Compensation Retaliation Law, the New York City Administrative Code, including the New York City Human Rights Act, any and all New York “Whistleblower” statutes and laws, and any other state laws governing employee rights, as each of them has been or may be amended; and

4

(vi)	any claims for attorneys’ fees, costs, disbursements or the like.

Notwithstanding the foregoing, the release set forth in this Section 5(a) (“Release”) shall not extend to: (i) those rights which as a matter of law cannot be waived; (ii) claims, causes of action or demands of any kind that may arise after the date hereof and that are based on acts or omissions occurring after such date; (iii) claims for indemnification under any written agreement between Ms. Savilia and the Company, or claims for coverage under any directors and officers insurance policy applicable to Ms. Savilia; (iv) claims under COBRA; (v) claims with respect to accrued and vested benefits or payments under any employee benefit or equity plan of the Company; and (vi) claims to enforce the terms of this Transition Agreement.

(b)	Ms. Savilia represents and warrants that she has the full power and authority to enter into this Transition Agreement, she does so knowingly and voluntarily, and has not assigned, pledged, encumbered, or in any manner conveyed all or any portion of the claims covered by the Release. Ms. Savilia agrees that anyone who succeeds to any rights she may have, such as representatives, assigns, agents, administrators, heirs, or executors, is bound by the Release.

(c)	Except as otherwise expressly set forth in this Transition Agreement, Ms. Savilia waives any right she may have to participate in or receive severance pay or benefits under: (i) any program, arrangement, policy, practice, or plan of any of the Company Entities or (ii) any agreement or understanding with any of the Company Entities (including, but not limited to, the employment letter agreement dated September 7, 2011 between the Company and Ms. Savilia (the “2011 letter agreement”) and the Term Sheet).

(d)	In consideration of the mutual promises and undertakings in this Transition Agreement, since the Release does not apply to any rights or claims that may arise after the date this Transition Agreement is executed, Ms. Savilia hereby agrees that she (or her estate in the case of her death) will renew and ratify the Release by signing a Renewal and Ratification of General Release (the “Renewal Release”) in the form attached hereto as Exhibit B. Notwithstanding anything herein to the contrary, Ms. Savilia (or her estate in the case of her death) must sign such Renewal Release no earlier than the first day after the Separation Date and no later than the last day of the consideration period specified in Section 2(c) of the Renewal Release. The parties agree and understand that Ms. Savilia has the right to revoke this Transition Agreement pursuant to Section 9(e) below and to revoke the Renewal Release pursuant to Section 2(f) of that document. The parties further understand and agree that if the Renewal Release has not become effective and non-revocable by the 60th day after the Separation Date, all rights and obligations under this Transition Agreement shall continue to be in effect, except that the Company shall have no obligation to perform any of its obligations described in Section 3(a), 3(b), 3(c), 3(d) or 3(e) above.

5

6.       Ms. Savilia agrees to make herself available to cooperate with the Company and its attorneys in connection with any matter that she worked on during her employment with the Company or with any investigation of any claims against the Company. Ms. Savilia understands and agrees that this cooperation includes, but shall not be limited to, making herself available to the Company and its attorneys upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony; volunteering to the Company pertinent information; and turning over all relevant documents to the Company that are or may come into her possession. The Company will reimburse Ms. Savilia for all reasonable out-of-pocket expenses incurred by her in connection with such cooperation, including reasonable attorneys’ fees, costs and disbursements. Without limiting the generality of the foregoing, to the extent that the Company seeks Ms. Savilia’s assistance, the Company will use reasonable efforts, whenever possible, to provide her with reasonable advance notice of its need for her and will attempt to coordinate with her the time and place at which her assistance will be provided with the goal of minimizing the impact of such assistance on any other pre-scheduled business commitment that she may have.

7.       Ms. Savilia agrees, to the maximum extent permitted by law, that she will not, at any time hereafter, commence, maintain, prosecute in as a party, or permit to be filed by any other person on her behalf, any action or proceeding of any kind (judicial or administrative) (on her own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of person) in any court or agency, or participate in any action, suit or proceeding (unless compelled by legal process or court order), against the Company Entities with respect to any claim released pursuant to this Transition Agreement. Ms. Savilia also warrants and represents that as of the date she signs this Transition Agreement, she has not taken or engaged in any of the acts described in the foregoing sentence. If, notwithstanding the foregoing promises, Ms. Savilia violates this Section 7, she shall be required, to the maximum extent permitted by law, to indemnify and hold harmless the Company Entities from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities, and attorneys’ fees and other expenses which result from, or are incident to, such violation. Nothing in this Transition Agreement shall be construed to prevent Ms. Savilia from responding truthfully to a valid subpoena, from filing a charge with, or participating in, any investigation conducted by a governmental agency including the Equal Employment Opportunity Commission, National Labor Relations Board, and/or any local human rights agency, and/or responding as otherwise required by law. Nevertheless, by virtue of the foregoing, Ms. Savilia has waived any relief available to her under any of the claims or causes of action waived and released pursuant to this Transition Agreement. Nothing in this Section 7 is intended or should be construed to apply to any legal action by Ms. Savilia challenging the validity of this Transition Agreement under the Older Workers Benefit Protection Act with respect to her release of claims under the ADEA. Ms. Savilia affirms that she has been provided with any and all leave requested under the Family and Medical Leave Act. Ms. Savilia further affirms that she has disclosed to the Company any information she has concerning any conduct involving the Company, and any of its affiliates or any of their respective employees that she has any reason to believe may be fraudulent or unlawful.

8.       Ms. Savilia is hereby advised to consult with an attorney prior to executing this Transition Agreement. In that connection, Ms. Savilia acknowledges that she has had the opportunity to review this Transition Agreement and, specifically, the Release set forth in Section 5(a), with an attorney of her choice prior to signing below. Ms. Savilia also agrees that she is under no obligation to consent to the Release and that she has entered into this Transition Agreement freely and voluntarily.

9.       Ms. Savilia acknowledges and agrees that:

6

(a)                The Release set forth in Section 5(a) above is a part of an agreement between the Company and her that is written in a manner that she understands. Under this Transition Agreement, the Company is giving her money and other things of value (“Consideration”) that she would not otherwise be entitled to receive, and Ms. Savilia acknowledges that such Consideration exceeds any payment, benefit, or thing of value to which she might otherwise be entitled under any policy, plan, or procedure of the Company.

(b)               She is being given twenty-one (21) days to consider and to sign this Transition Agreement.

(c)                She is hereby advised by the Company to consult with an attorney prior to signing this Transition Agreement.

(d)               If she should sign this Transition Agreement before the end of the 21-day consideration period, such signing shall be considered notice to the Company that she has given up her right to consider this Transition Agreement for the full twenty-one (21) days.

(e)                She has seven (7) days following her signing of this Transition Agreement to revoke this Transition Agreement. This Transition Agreement will not become effective or enforceable until the seven (7) day revocation period has expired. In the event that Ms. Savilia exercises her right to revoke this Transition Agreement, neither the Company nor Ms. Savilia will have any obligations under this Transition Agreement. If Ms. Savilia chooses to revoke this Transition Agreement, she must do so in writing addressed and delivered to the Company’s Chief Executive Officer, at the address of the Company (195 Broadway, 25th Floor, New York, New York 10007) or by sending an email to the Company’s Chief Executive Officer through the Company’s internal email system (in either case, with a copy to the Company’s Vice President, Legal and Business Affairs) before the expiration of the seven (7) day revocation period. If Ms. Savilia delivers the revocation by hand or by electronic mail, the revocation will be considered timely if it is delivered or e-mailed as provided herein at the above address and/or e-mail addresses within seven (7) days of Ms. Savilia’s signing of this Transition Agreement. If Ms. Savilia delivers the revocation by mail, the revocation will be considered timely if it is mailed to the address as provided above and postmarked within seven (7) days of Ms. Savilia’s signing of this Transition Agreement.

(f)                By signing this Transition Agreement, Ms. Savilia is releasing and waiving all claims against the Company Entities, including, without limitation, any rights or claims arising under the Age Discrimination in Employment Act (29 U.S.C. § 621, et seq.) or other similar laws. She is not releasing or waiving any rights or claims that may arise under the Age Discrimination in Employment Act after the date she signs this Transition Agreement.

(g)                Nothing in this Transition Agreement shall be construed to constitute a waiver of future claims or to prohibit Ms. Savilia from filing, or participating in the investigation of, a Charge of Discrimination with the Equal Employment Opportunity Commission or its state or local counterpart (i.e., a state or local fair employment practices agency). However, to the fullest extent permitted by law, Ms. Savilia is releasing her right to file a court action or to seek or to accept individual remedies or damages, including monetary damages, in any action filed on her behalf by any such federal, state, or local administrative agency or other third party against any of the Company Entities, and the Release shall apply with full force and effect to any proceeding arising from or relating to such recourse including, but not limited to, the right to monetary damages or other individual legal or equitable relief.

7

(h)               Ms. Savilia has had the opportunity to review and reflect on all terms of this Transition Agreement, and she has not been subject to any duress or other undue or improper influence interfering with the exercise of her free will to sign this Transition Agreement. She knowingly and voluntarily agrees to all of the terms set forth in this Transition Agreement, and she knowingly and voluntarily intends to be legally bound by them.

(i)                 Ms. Savilia agrees to complete an orderly, satisfactory and thorough turnover of all her files, data and information pertaining to all deals, business and financial models, data and tools she worked on while employed by the Company through the Separation Date and to return to the Company all property in any form whatsoever (including but not limited to files, data, discs, drives, laptops, or any storage device for any data) containing information that pertains in any manner to the Company’s business, whether stored on Company equipment or otherwise, which is or was under Ms. Savilia’s custody or control. Ms. Savilia also agrees to provide her personal electronic devices that she used for business purposes to the Company for inspection so that they may be wiped of all Company data, information and trade secrets.

(j)                 Ms. Savilia acknowledges and agrees that she remains subject to and shall continue to comply with all the obligations and restrictions set forth in the Employee Non-Disclosure, Non-Competition and Invention Assignment between the Company (formerly The Knot Inc.) and Ms. Savilia dated the 7th day of September of an undated year (the “Employee Agreement”), which terms are ratified, reaffirmed and incorporated herein by reference. In accordance with the Defend Trade Secrets Act of 2016, Ms. Savilia is hereby notified that she will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.        Notwithstanding anything herein to the contrary, nothing in this Transition Agreement, including the terms regarding confidentiality, prohibits Ms. Savilia from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Ms. Savilia further acknowledges and agrees that she does not need the prior authorization of the Company to make any such reports or disclosures and are not required to notify the Company that she has made such reports or disclosures. In addition, the Release does not limit Ms. Savilia’s right to contact the Securities and Exchange Commission or receive a monetary award from the Securities and Exchange Commission as an whistleblower pursuant to the bounty provision under Section 922(a)-(g) of the Securities Exchange Act of 1934, as amended, or directly from any other federal or state agency pursuant to a similar program, but the parties intend that the Release otherwise be construed as broadly as lawfully possible.

11. Subject to Section 10 above, Ms. Savilia warrants and agrees that she will not make or induce others to make any written or oral statements that disparage or demean the Company or any of its affiliates, or the Company’s or any of its affiliates’ officers, directors, employees, stockholders, managers, members, representatives, products, or services, except if testifying truthfully under oath pursuant to a lawful court order or subpoena or the equivalent, including arbitral orders. The Company agrees to instruct its officers and directors not to make any written or oral statements that disparage or demean Ms. Savilia. Nothing herein is intended to prevent Ms. Savilia from filing a charge with or cooperating in an investigation conducted by any governmental agency. The parties hereto agree that employment inquiries made on Ms. Savilia’s behalf by prospective employers will include providing only Ms. Savilia’s dates of employment, job title, and work location, and the Company will provide no further or additional information in response to inquiries by such prospective employers, except that the Company may refer such prospective employers to the Company’s public filings with respect to Ms. Savilia (including the Current Report(s) on Form 8-K filed by the Company in September 2016 regarding Ms.Savilia’s departure from the Company).

8

12.        409A and Other Tax Matters.

(a)                All payments and benefits payable hereunder shall be subject to applicable federal, state and local withholding requirements. The intent of the parties is that payments and benefits under this Transition Agreement comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Transition Agreement shall be interpreted in a manner consistent with such intent.

(b)               A termination of employment shall not be deemed to have occurred for purposes of any provision of this Transition Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Transition Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)                All expenses or other reimbursements paid to Ms. Savilia under this Transition Agreement that are taxable income to Ms. Savilia shall in no event be paid later than the end of the calendar year next following the calendar year in which Ms. Savilia incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement of in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of Ms. Savilia’s taxable year following the taxable year in which the expense occurred.

(d)               For purposes of Section 409A, Ms. Savilia’s right to receive any installment payments pursuant to this Transition Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Transition Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)                Notwithstanding anything to the contrary in this Transition Agreement, if on the date of Ms. Savilia’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company, she is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to her at any time prior to the earlier of (a) the expiration of the six (6) month period following her separation from service, and (b) her death, and any such amounts deferred during such period shall instead be paid in a lump sum to Ms. Savilia (or, if applicable, her estate) on the first payroll payment date following the date of expiration of such six (6) month period or, if applicable, her death.

9

(f)                Ms. Savilia acknowledges that the Company has advised her to obtain her own tax advice regarding this Transition Agreement. Notwithstanding anything to the contrary in the 2011 letter agreement, Ms. Savilia further agrees and understands that she shall be solely liable for any and all taxes, interest and/or penalties imposed by any lawful taxing authority relating to taxes due as a result of Section 409A on account of any payments made or deemed to be made to her hereunder or pursuant to any Company arrangements that may be deemed to be deferred compensation under Section 409A, and the Company shall not indemnify her against any and all taxes, interest and/or penalties that may be imposed by any taxing authority in the event of a determination of non-compliance with Section 409A.

13.       If any provision of this Transition Agreement is held to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this Transition Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions.

14.       Ms. Savilia and the Company acknowledge that in executing this Transition Agreement they have not relied on any statements, promises, or representations made by the other party except as specifically memorialized in this Transition Agreement. This Transition Agreement, including the terms of the Employee Agreement being incorporated herein pursuant to Section 9(j) of this Agreement, constitutes the complete agreement of the parties on or in any way related to the subject matter addressed herein, and, except as expressly set forth herein, this Transition Agreement and the Employee Agreement supersede and cancel all previous agreements or understandings between Ms. Savilia and the Company (including, without limitation, the 2011 letter agreement and the Term Sheet).

15.       The waiver by any party hereto of a breach of any of the provisions of this Transition Agreement shall not operate or be construed as a waiver of any other provision of this Transition Agreement or a waiver of any subsequent breach of the same provision.

16.       The parties agree and acknowledge that: (i) this Transition Agreement may not be modified, altered, or changed except upon the express written consent of both parties hereto; and (ii) this Transition Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

17.       The parties hereby agree to, and hereby do, submit to personal jurisdiction in the State of New York with respect to any action by the Company or Ms. Savilia relating to or arising out of this Transition Agreement. Both the Company and Ms. Savilia agree that any action relating to or arising out of this Transition Agreement shall be instituted and prosecuted exclusively in the state or federal courts of competent jurisdiction for New York County, New York, and Ms. Savilia and the Company consent to the venue therein and hereby further waive any right to a change of venue or any defense of inconvenient forum. Nothing in this provision is intended to operate as a waiver of any right of either party to remove to federal court an action originally filed in state court. The Company and Ms. Savilia each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Transition Agreement.

18.       The language of all parts of this Transition Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

10

19.       This Transition Agreement will bind, inure to the benefit of, and be enforceable by, Ms. Savilia and her heirs, executors, administrators, and legal representatives, and the Company and its successors and assigns. If the Company is merged into or consolidated with another entity, the provisions of this Transition Agreement will be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company may also assign its rights under this Transition Agreement to any of its affiliates. In the event the Company sells all, or substantially all, of its assets, it will use its reasonable efforts to require the purchaser of such assets to assume this Transition Agreement and the Company’s obligations thereunder.

20.       The payments required to be made by the Company to or on behalf of Ms. Savilia pursuant to this Transition Agreement may be made by the Company or any of its affiliates.

21.       Execution of this Transition Agreement and payment of the consideration set forth herein does not constitute an admission by the Company or Ms. Savilia of any violation of any civil rights or other employment discrimination statute or any other legal provision, regulation, ordinance, order or action under statute or common law, including without limitation those laws enumerated herein.

22.       The parties may execute this Transition Agreement in one or more counterparts, all of which together shall constitute a single instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

11

Each of the undersigned acknowledges that she or it (a) has read and fully understands all the terms and conditions of this Transition Agreement, (b) has had sufficient time to consider this Transition Agreement and to consult about it with an attorney, and (c) is signing it knowingly, voluntarily, and willingly.

KRISTIN SAVILIA

By:	/s/ Kristin Savilia
Kristin Savilia
Dated:	September 14, 2016

XO GROUP INC.

By:	/s/ Michael Steib
Michael Steib
Its:	Chief Executive Officer and President
Dated:	September 14, 2016

12

EXHIBIT A

TERMS AND CONDITIONS OF TRANSITION, SEPARATION AND

GENERAL RELEASE AGREEMENT WITH KRISTIN SAVILIA

The following term sheet (this “Term Sheet”) is between Kristin Savilia (“you”) and XO Group Inc. (“XO Group” or the “Company”) and sets forth the principal terms and conditions pursuant to which you will continue to provide services to the Company through a transition period. This term sheet is binding on the parties until such time when a Transition, Separation and General Release Agreement (“Transition Agreement”), containing the comprehensive terms and conditions applicable to the arrangements contemplated hereunder, is executed, and once executed, such Transition Agreement will supersede and replace this Term Sheet in all respects.

Separation from Employment

Separation from your employment with the Company will be effective December 31, 2016, unless an earlier separation event occurs (such actual date of separation, the “Separation Date”). The period of time between the effective date of the Term Sheet and the Separation Date is hereinafter referred to as the “Transition Period.” The parties acknowledge and agree that the effectiveness of this Term Sheet is (and any and all references to the effective date of this Term Sheet are) conditioned upon your execution and effectiveness of the Release (as defined below).

You acknowledge that as of September 7, 2016, you have resigned from all offices and positions held with the Company, its subsidiaries and affiliates, except for your continued employment as Senior Adviser, Local Marketplace as provided below.

Transition Period Services

During the Transition Period, you will serve on a regular full-time basis as a non-officer employee of the Company and have the title of Senior Advisor, Local Marketplace, and will perform such duties as are requested by the Company (which duties will generally include, but not be limited to, the diligent and cooperative transition of your duties and responsibilities from your prior role as the Company’s President, Local Marketplace).

In performing your duties, you agree to use your best efforts, business judgment, skills, and knowledge to the advancement of the business and interests of the Company and its affiliates and you agree to serve the Company loyally and faithfully, and in accordance with all Company policies in effect. Any 2016 bonus award and/or option/restricted stock vesting acceleration payable to you under this Term Sheet and Transition Agreement are conditioned upon your continued performance of these services through the end of 2016 (unless the cessation of such services occurs as a result of the Company terminating your employment without Cause (as Cause is defined in the Letter Agreement (defined below)) more than 30 days after the effective date of this Term Sheet, despite your complying with the foregoing and your other obligations under this Term Sheet and Transition Agreement, in which case you will still be eligible to receive such award and vesting acceleration, as set forth herein and subject to the release requirements described below).

Salary and Benefit Continuation	During the Transition Period, You will receive continuation of your current base salary payments in accordance with the Company’s standard payroll policies and will continue to participate on an active employee basis in all Company sponsored welfare and benefit plans. You will also be entitled to use personal time and vacation benefits during the Transition Period at the same level and in the same manner that You used such time prior to the date of this Term Sheet and Transition Agreement so long as you continue to comply with your performance obligations under this Term Sheet and Transition Agreement. In the event that the Company terminates Your employment without Cause more than 30 days after the effective date of this Term Sheet, you will still be paid or provided the substantial equivalent of such salary and benefits through December 31, 2016.
Accrued Wages and Benefits	At the end of the Transition Period, you will receive your accrued and unpaid wages (salary and paid time off, if any) through the Separation Date (in accordance with the Company’s standard payroll policies) as required by applicable law, unreimbursed business expenses (in accordance with usual Company policies and practice), to the extent not theretofore paid, and vested benefits under the Company's 401(k) plan, as applicable.

2

2016 Annual Cash Incentive Award	You will continue to be eligible to receive a performance-based bonus award for the Company’s 2016 fiscal year, the amount of which will be determined based on performance in a manner consistent with the Company’s past practices for awarding bonuses and full compliance with the terms of the Transition Agreement, except that the 2016 bonus award will be paid to you, less applicable withholdings and deductions, on or by the next practicable payroll date following the first business day following the effectiveness of the Additional Release (as defined below) (but in no event earlier than January 1, 2017 or later than March 15, 2017, and assuming your execution of the Additional Release occurs on December 31, 2016 and such Additional Release becomes effective without revocation, such bonus award shall be paid no later than January 15, 2017). The foregoing and the vesting acceleration described below will (i) be subject to your continuing to provide services to the Company’s satisfaction through the end of 2016 (unless the cessation of such services occurs more than 30 days after the effective date of this Term Sheet as a result of the Company terminating your employment without Cause, as provided above, in which case you will still be eligible to receive such award and vesting acceleration on the terms set forth herein) and (ii) be conditioned on the effectiveness of the Additional Release occurring by no later than the first 60 days of 2017.
Stock-Based Awards

Subject to the conditions above, the Company will take action to cause the vesting of 24,830 unvested shares of restricted stock, and unvested options to purchase 10,964 shares of stock, outstanding and held by you that would have vested in March 2017 had you continued employment through to the applicable vesting date. Such vesting will be effective as of the first business day following the effectiveness of the Additional Release. The foregoing will be subject to compliance with the Company’s insider trading policy and applicable securities laws and stock exchange rules and regulations.  These shares of restricted stock and options were granted to you under the terms of the Company’s 2009 Stock Incentive Plan (the “Plan”).

You hereby acknowledge and agree that all other stock-based awards (including options) that have been granted to you under the Plan, which remain outstanding and unvested or unexercisable as of the Separation Date, shall be immediately forfeited, terminated and cancelled for no consideration, and shall cease to be outstanding.

You also acknowledge and agree that all such stock-based awards that are vested and/or exercisable as of the Separation Date shall be subject to the terms and conditions of the Plan and the applicable award agreements.

3

Special Termination Payment	Notwithstanding the foregoing, in the event the Company terminates your employment without Cause within the 30-day period after the effective date of this Term Sheet, conditioned upon your execution of the Additional Release on such termination date, and such Additional Release becomes effective without revocation, you will be entitled to receive (A) a lump sum payment equal to your annualized base salary, which shall be paid to you as soon as practicable following the effectiveness of the Additional Release, but shall be paid no later than thirty (30) days after the Company’s termination of you without Cause, and (B) reimbursement of the cost of continuation coverage pursuant to COBRA for twelve (12) months following such termination, to the extent you timely elect such continuation coverage and are eligible, subject to the terms of the applicable Company plan(s) and applicable law or rules applicable to such group health insurance plan(s). The COBRA reimbursement payments shall commence to be paid to you as soon as practicable following the effectiveness of the Additional Release.
Death/Disability Payments	If, during the Transition Period, you die or become disabled (within the meaning of Section 409A of the Internal Revenue Code), provided that you were still in compliance with your obligations under the Transition Agreement immediately prior to such death or disability, you (or, your estate in case of death) will continue to be entitled to the bonus award and the vesting acceleration of options and restricted stock as provided herein.
No Additional Payments

Other than as expressly set forth herein, You will not be eligible for any compensation or benefits from the Company or any of its subsidiaries or affiliates.

For the avoidance of doubt, except as specifically set forth above, You will not be entitled to any severance or other payments or benefits under your letter agreement with the Company dated September 7, 2011 (your “Letter Agreement”) or any prior agreement. You will agree to waive any and all rights to payment or benefits under such agreements.

Release of Claims

The Transition Agreement will contain a customary release of claims in favor of the Company and its affiliates (the “Release”). A Release will be executed at the signing of the Transition Agreement and an additional Release (the “Additional Release”) will be executed on the Separation Date. The Release and Additional Release will provide that the Company will not contest your application for unemployment insurance or workers’ compensation benefits to the extent permitted by applicable law.

All payments and benefits provided under this Term Sheet and Transition Agreement will be conditioned on your execution and non-revocation of both the Release and Additional Release, except in the case of death or disability rendering You unable to sign the Additional Release, in which case the payments and benefits provided under this Term Sheet and Transition Agreement shall still be provided to you or your estate.

4

Restrictive Covenants	You will agree that the terms and conditions set forth in that certain Employee Non-Disclosure, Non-Competition and Invention Assignment Agreement executed by you on September 7 of an undated year will remain in full force and effect. Without limiting the generality of the foregoing, during the twelve-month period immediately following the Separation Date (the “Restricted Period”), you will agree not to, directly or indirectly (i) engage in any business activity that competes with any business currently conducted by the Company or any of its subsidiaries, (ii) solicit, recruit or hire any employee of the Company to work for a third party other than the Company or engage in any activity that would cause any employee to violate any agreement with the Company, or (iii) solicit, entice or induce any customer or supplier to become a customer or supplier of any other person or entity engaged in any competitive business or to cease doing business with the Company.
Non-Disparagement	You will agree not to make or induce others to make any written or oral statements that disparage or demean the Company or any of its affiliates, or the Company’s or any of its affiliates’ officers, directors, employees, stockholders, managers, members, representatives, products, or services. The Company will agree to instruct its officers and directors not to make any written or oral statements that disparage or demean You.
Indemnification	Nothing in this Term Sheet and Transition Agreement will be construed as waiving or releasing Your right to indemnification to which you are currently entitled pursuant to your indemnification agreement with the Company, dated September 6, 2011.
Permitted Reporting	Nothing in this Term Sheet or the Transition Agreement, including any terms regarding confidentiality, prohibits or will prohibit the you from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You further acknowledge and agree that you do not need the prior authorization of the Company to make any such reports or disclosures and are not required to notify the Company that you have made such reports or disclosures.
Governing Law	State of New York, without reference to its principles of conflicts of law.
Miscellaneous

This Term Sheet and Transition Agreement will supersede all rights, benefits and obligations under your current employment letter agreement with the Company dated September 7, 2011 or any prior agreement. The parties hereto agree that employment inquiries made on your behalf by prospective employers will include the Company providing only your dates of employment, job title, and work location, and the Company will provide no further or additional information in response to inquiries by such prospective employers, except that the Company may refer such prospective employers to the Company’s public filing with respect to you (including any Form 8-K or Form 8-K/A filed by the Company in September 2016 regarding your transition or departure from the Company).

*******************

5

By signing below, the parties agree that they shall work together in good faith, to promptly complete and execute the Transition Agreement and ancillary documents (if any) that are consistent in all respects with these terms.

XO GROUP INC.

/s/ Michael Steib
By: Michael Steib, CEO and President
Date:	September 8, 2016

/s/ Kristin Savilia
Kristin Savilia

Date:	September 8, 2016

6

EXHIBIT B

RENEWAL AND RATIFICATION OF GENERAL RELEASE1

I, Kristin Savilia, hereby state as follows:

1.             In accordance with the Transition, Separation and General Release Agreement (“Transition Agreement”) between XO Group Inc. (the “Company”) and me that was entered into as of September 14, 2016, and in consideration of the mutual promises and undertakings described in the Transition Agreement, I hereby renew and ratify the general release of all claims against the Company contained in Section 5(a) of the Transition Agreement (the “Transition Agreement Release”). Accordingly, I make the following promises, commitments, and representations to the Company in consideration for the execution by the Company of the Transition Agreement and this Renewal and Ratification of General Release (“Renewal Release”), and the performance of the Transition Agreement’s terms and conditions:

(a)	I, for myself and for my heirs, executors, administrators, trustees, legal representatives and assigns, forever release and discharge the Company Entities (defined in Section 5(a) of the Transition Agreement) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which I ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the date hereof, including but not limited to claims for, under or based on:

a.	any claims for wrongful termination, retaliation, detrimental reliance, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;

b.	any claims for the breach of any written, implied or oral contract between me and the Company, including, but not limited to, any contract of employment or investment;

c.	any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, marital status, or physical or mental disability or medical condition;

d.	any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits (it being understood that the Company shall not contest your application for unemployment insurance or workers’ compensation benefits to the extent permitted under applicable law), or for the severance consideration being provided to me pursuant to clauses (a), (b), (c), (d) and/or (e) of Section 3 of the Transition Agreement;

e.	all claims that I have or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, the Equal Pay Act, the Sarbanes Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, the Uniformed Services Employment and Reemployment Rights Act, Executive Order 11246, the New York Labor Law, the New York Occupational Safety and Health Laws, the New York Equal Pay Law, the New York State Human Rights Law, the New York Civil Rights Act, the New York Worker Adjustment and Retraining Notification Act, the New York Worker’s Compensation Retaliation Law, the New York City Administrative Code, including the New York City Human Rights Act, any and all New York “Whistleblower” statutes and laws, and any other state laws governing employee rights, as each of them has been or may be amended; and

1 Subject to non-substantive customization for execution by Ms. Savilia’s estate in the case of her death.

1

f.	any claims for attorneys’ fees, costs, disbursements or the like.

Notwithstanding the foregoing, the release set forth in this Section 1(a) (“Release”) shall not extend to: (i) those rights which as a matter of law cannot be waived; (ii) claims, causes of action or demands of any kind that may arise after the date hereof and that are based on acts or omissions occurring after such date; (iii) claims for indemnification under any written agreement between me and the Company, or claims for coverage under any directors and officers insurance policy applicable to me; (iv) claims under COBRA; (v) claims with respect to accrued and vested benefits or payments under any employee benefit or equity plan of the Company; and (vi) claims to enforce the terms of this Release.

(b)       I represent and warrant that I have the full power and authority to enter into this Renewal Release, I do so knowingly and voluntarily, and have not assigned, pledged, encumbered, or in any manner conveyed all or any portion of the claims covered by this Renewal Release. I agree that anyone who succeeds to any rights I may have, such as representatives, assigns, agents, administrators, heirs, or executors, is bound by this Renewal Release and the Transition Agreement Release.

(d)       Except as otherwise expressly set forth in the Transition Agreement, I waive any right I may have to participate in or receive severance pay or benefits under: (i) any program, arrangement, policy, practice, or plan of any of the Company Entities or (ii) any agreement or understanding with any of the Company Entities (including, but not limited to, the employment letter agreement dated September 7, 2011 between the Company and Ms. Savilia).

2.       I further acknowledge and agree that:

(a)       The Transition Agreement Release, which is incorporated by reference herein, is a part of an agreement between me and the Company that is written in a manner which I understand. Under the Transition Agreement, the Company is giving me money and other things of value which I would not otherwise be entitled to receive.

(b)       The Release set forth in Section 1(a) of this Renewal Release is a part of an agreement between me and the Company that is written in a manner that I understand. Under the Transition Agreement, the Company is giving me money and other things of value that I would not otherwise be entitled to receive.

2

(c)       I am being given twenty-one (21) days to consider and to sign this Renewal Release.

(d)       I am hereby advised by the Company to consult with an attorney prior to executing this Renewal Release.

(e)       If I should sign this Renewal Release before the end of the 21-day consideration period, such signing shall be considered notice to the Company that I have given up my right to consider this Renewal Release for the full twenty-one (21) days.

(f)       I have seven (7) days following my execution of this Renewal Release to revoke this Renewal Release. This Renewal Release will not become effective or enforceable until the seven (7) day revocation period has expired. In the event that I exercise my right to revoke this Renewal Release, neither the Company nor I will have any obligations under this Renewal Release. If I choose to revoke this Renewal Release, I understand that I must do so in writing addressed and delivered to the Company’s Chief Executive Officer, at the address of the Company (195 Broadway, 25th Floor, New York, New York 10007) or by sending an email to the Company’s Chief Executive Officer through the Company’s internal email system (in either case, with a copy to the Company’s Vice President, Legal and Business Affairs) before the expiration of the seven (7) day revocation period. If I deliver the revocation by hand or by electronic mail, the revocation will be considered timely if it is delivered or e-mailed as provided herein at the above address and/or e-mail addresses within seven (7) days of my signing of this Renewal Release. If I deliver the revocation by mail, the revocation will be considered timely if it is mailed to the address as provided above and postmarked within seven (7) days of my signing of this Renewal Release.

(g)       By signing this Renewal Release, I am releasing and waiving all claims against the Company Entities, including, without limitation, any rights or claims arising under the Age Discrimination in Employment Act (29 U.S.C. § 621, et seq.) or other similar laws. I am not releasing or waiving any rights or claims that may arise after the date I execute this Renewal Release.

(h)       Nothing in this Renewal Release or in the Transition Agreement shall be construed to constitute a waiver of future claims or to prohibit me from filing, or participating in the investigation of, a Charge of Discrimination with the Equal Employment Opportunity Commission or its state or local counterpart (i.e., a state or local fair employment practices agency). However, by signing this Renewal Release and the Transition Agreement, I understand and agree that I am waiving any right to recover monetary damages (including, but not limited to, attorneys’ fees and costs), equitable relief, and/or reinstatement with respect to any claims or causes of action released and/or waived in this Renewal Release or in the Transition Agreement.

(i)       I have had the opportunity to review and reflect on all terms of this Renewal Release, and I have not been subject to any duress or other undue or improper influence interfering with the exercise of my free will to execute this Renewal Release. I knowingly and voluntarily agree to all of the terms set forth in this Renewal Release, and I knowingly and voluntarily intend to be legally bound by them.

(j)       I agree to complete an orderly, satisfactory and thorough turnover of all my files, data and information pertaining to all deals, business and financial models, data and tools I worked on while employed by the Company through my employment termination date and to return to the Company all property in any form whatsoever (including but not limited to files, data, discs, drives, laptops, or any storage device for any data) containing information that pertains in any manner to the Company’s business, whether stored on Company equipment or otherwise, which is or was under my custody or control. I also agree to provide my personal electronic devices that I used for business purposes to the Company for inspection so that they may be wiped of all Company data, information and trade secrets.

3

(k)       I acknowledge and agree that I remain subject to and will continue to comply with all the obligations and restrictions set forth in the Employee Non-Disclosure, Non-Competition and Invention Assignment between me and the Company (formerly The Knot Inc.) dated the 7th day of September of an undated year, which terms are ratified, reaffirmed and incorporated herein by reference. In accordance with the Defend Trade Secrets Act of 2016, I have been notified that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.       Permitted Reporting. I acknowledge and agree that nothing in this Agreement including the terms regarding confidentiality, prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I further acknowledge and agree that I do not need the prior authorization of the Company to make any such reports or disclosures and am not required to notify the Company that I have made such reports or disclosures. In addition, this Renewal Release does not limit my right to contact the Securities and Exchange Commission or receive a monetary award from the Securities and Exchange Commission as an whistleblower pursuant to the bounty provision under Section 922(a)-(g) of the Securities Exchange Act of 1934, as amended, or directly from any other federal or state agency pursuant to a similar program, but my intention is that this Renewal Release otherwise should be construed as broadly as lawfully possible.

I acknowledge that I (a) have read and fully understand all the terms and conditions of this Renewal Release and the Transition Agreement, (b) have had sufficient time to consider this Renewal Release and the Transition Agreement and to consult about both documents with an attorney, and (c) am signing this Renewal Release knowingly, voluntarily, and willingly.

KRISTIN SAVILIA

Signature

Date Signed: ______________________

4